For Immediate Release


Contacts:         Hannah Burns              (212) 272-2395
                  Maura Gaenzle             (212) 272-4445
                  Ellen Glickman            (212) 272-8188


                         THE BEAR STEARNS COMPANIES INC.
                             DECLARES CASH DIVIDEND

New York, New York -- June 19, 1998 -- The Bear Stearns Companies Inc. (NYSE:BSC) today announced a cash dividend on its recently issued outstanding shares of 5.49% Cumulative Preferred Stock, Series G.

         The Board of Directors declared a cash dividend for the dividend period commencing on the date of issuance of 79.30 cents per share on the outstanding shares of 5.49% Cumulative Preferred Stock, which is equivalent to 19.825 cents per related Depositary Share, payable July 15, 1998 to shareholders of record on June 30, 1998.

         The Bear Stearns Companies Inc. is the parent company of Bear, Stearns & Co. Inc., a leading investment banking and securities trading and brokerage firm serving governments, corporations, institutions and individuals worldwide. The company's business includes corporate finance and mergers and acquisitions, institutional equities and fixed income sales and trading, private client services, derivatives, foreign exchange and futures sales and trading, asset management and custody services. Through Bear, Stearns Securities Corp., it offers professional and correspondent clearing, including securities lending. Headquartered in New York City, the company has approximately 9,100 employees located in domestic offices in Atlanta, Boston, Chicago, Dallas, Los Angeles and San Francisco; and an international presence in Beijing, Buenos Aires, Dublin, Geneva, Hong Kong, London, Lugano, Paris, Sao Paulo, Shanghai, Singapore and Tokyo. As of March 27, 1998 total capital, including stockholders' equity and long-term borrowings, was $16.3 billion. Book value as of March 27, 1998 was $22.39 per share, based on 151,561,466 shares outstanding.

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